EXHIBIT 4.1
FIRST AMENDMENT
TO THE
SHAREHOLDER RIGHTS AGREEMENT
BETWEEN
NOVELIS INC.
AND
CIBC MELLON TRUST COMPANY
Made as of February 10, 2007

THIS FIRST AMENDMENT made as of the 10th day of February, 2007

BETWEEN:
NOVELIS INC., a corporation incorporated under the laws of Canada (the “Corporation”)
AND:
CIBC MELLON TRUST COMPANY, a trust company existing under the laws of Canada (the “Rights Agent”)
WHEREAS the Corporation has adopted a shareholder rights plan, established pursuant to a Shareholder Rights Agreement made as of December 23, 2004 (the “Agreement”);

AND WHEREAS Section 5.04(1) of the Agreement provides that the Corporation may from time to time amend the Agreement with the approval of the Rights Agent but without the consent of any holder of Rights or the holders of Voting Shares in order to correct a clerical or typographical error;

AND WHEREAS the Corporation and the Rights Agent wish to amend the Agreement by way of a First Amendment to the Agreement in the manner herein provided in order to correct certain clerical and typographical errors;

AND WHEREAS the Corporation and the Rights Agent agree that the absence of the word “Permitted” and the absence of a semicolon and a hard return prior to the phrase “or on such later date as the Board shall determine acting in good faith;” in clause (iii) of the definition of “Separation Time” constitute clerical errors;

NOW THEREFORE, in consideration of the premises and respective agreements set forth herein, the parties hereby agree as set forth below.
ARTICLE 1
INTERPRETATION
          1.1 Interpretation
This First Amendment is supplemental to and shall form one agreement with the Agreement and this First Amendment and the Agreement shall be read together and have effect so far as practicable as though all the provisions hereof and thereof were contained in one instrument.
ARTICLE 2
AMENDMENT TO AGREEMENT
          2.1 Amendment
Section 1.01(rr) of the Agreement, which states:

“Separation Time” means the close of business on the tenth Business Day after the earliest of:
(i) the Stock Acquisition Date;
(ii) the date of the commencement of, or the first public announcement of the intent of any Person (other than a Person making a Permitted Bid or Competing Permitted Bid or the Corporation or any Subsidiary of the Corporation) to commence a Take-Over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be); and
(iii) the date on which a Permitted Bid or Competing Bid ceases to qualify as such or on such later day as the Board shall determine acting in good faith; provided that, if any such Take-Over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-Over Bid shall be deemed, for the purposes of this definition, never to have been made.
shall be amended so that it reads as follows:
“Separation Time” means the close of business on the tenth Business Day after the earliest of:
(i) the Stock Acquisition Date;
(ii) the date of the commencement of, or the first public announcement of the intent of any Person (other than a Person making a Permitted Bid or Competing Permitted Bid or the Corporation or any Subsidiary of the Corporation) to commence a Take-Over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be); and
(iii) the date on which a Permitted Bid or Competing Permitted Bid ceases to qualify as such;
or on such later day as the Board shall determine acting in good faith; provided that, if any such Take-Over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-Over Bid shall be deemed, for the purposes of this definition, never to have been made.
ARTICLE 3
MISCELLANEOUS
          3.1 Definitions
Capitalized terms not defined in this First Amendment shall have the respective meanings ascribed thereto in the Agreement.

          3.2 Confirmation
The parties hereto acknowledge and confirm that, except as specifically amended by the provisions of this First Amendment, all of the terms and conditions contained in the Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.
          3.3 Counterparts
This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile or email and all the counterparts and facsimiles or emails together constitute one and the same agreement.
          3.4 Governing Law
This First Amendment shall be governed by and interpreted in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable in Ontario.
IN WITNESS WHEREOF the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

NOVELIS INC.
By:	/s/ Leslie J. Parrette, Jr.
	Name:	Leslie J. Parrette, Jr.
	Title:	General Counsel

CIBC MELLON TRUST COMPANY
By:	/s/ Jeannine Rigon
	Name:	Jeannine Rigon
	Title:	Manager Client Relations

By:	/s/ Antonio Iervolino
	Name:	Antonio Iervolino
	Title:	Client Relations